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                                                                    Exhibit 99.1

                                 [VINTAGE LOGO]



November 9, 2001

Mr. Douglas Pasquale
ARV Assisted Living, Inc.
245 Fischer Avenue, Suite D-1
Costa Mesa, CA 92626

RE: Offer to Purchase Assets of American Retirement Villas Properties, III

Dear Doug:

Vintage Senior Housing, LLC is responding to your letter of October 31, 2001 and hereby amending our purchase offer dated October 23, 2001.

As you are aware, Vintage completed in a timely manner the purchase of Bradford Square from ARVP III in December 2000. We were able to establish reasonable terms and conditions acceptable to both parties, which ended in the timely performance of Vintage's obligations.

Vintage has completed three acquisitions in the past 20 months, investing over $8,000,000 of cash equity and securing debt of approximately $29,000,000. The lender on the Bradford Square transaction, Heller Financial, has offered to finance the acquisition of the ARVP III properties. The principals of Vintage have been involved in over $300,000,000 of financings, including HUD programs).

In addition, Vintage has entered into an agreement with an investment institution, which contemplates investing in ventures with Vintage to purchase assisted living facilities. The terms of this agreement would provide for the acquisition of the ARVP III properties.

In regards to the earnest money deposit, our offer to purchase included a deposit of $200,000; this deposit was offered under similar terms and conditions to those in the Bradford Square agreement. In addition, this amount is proportionately in excess of the Bradford Square deposit.

Vintage is aware of the timing considerations and we believe that all conditions can be satisfied within 90 to 120 days. Vintage also is aware of the fire sprinkler issue at Chandler Villas. Vintage elects to increase its offer to $20,000,000 from $19,500,000; in addition, Vintage will assume any costs incurred due to Arizona Department of Health Services requirements to install fire sprinklers at Chandler Villas. Based upon our calculations this increased purchase price would result in a distribution in excess of $450 per unit to the limited partners.

Finally, in regards to personal property we shall again refer to the Bradford Square purchase, in which Vintage and ARVP III successfully settled all of these issues at no material expense to ARVP III. Vintage Senior Housing, LLC is capable and qualified to complete the proposed transaction. We are extending the date of response from our earlier offer until 5:00 PM Wednesday, November 14, 2001.

Sincerely yours,
Vintage Senior Housing, LLC

/s/ Eric K. Davidson

Eric K. Davidson
Principal